Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 8, 2020